Exhibit 99.1

iParty Corp. Reports Q3 Financial Results and an October Comparable Store Sales Increase of 7.7%

DEDHAM, Mass.—(BUSINESS WIRE)—November 3, 2004—iParty Corp. (AMEX: IPT - news), a party goods retailer which operates 43 iParty retail stores, today reported financial results for its third quarter of fiscal year 2004.

For the quarter, consolidated revenues were $13.2 million, a 10.8% increase compared to $11.9 million for the third quarter of 2003.  This year’s third quarter revenues included a 0.8% increase in comparable store sales and the impact of five stores opened since the end of the third quarter of 2003.  Consolidated gross profit margin was 40.0% for the third quarter compared to a margin of 40.6% for the same period in 2003.  For the quarter, consolidated net loss was $1.6 million, or $0.07 per basic and diluted share, compared to a consolidated net loss of $1.0 million, or $0.06 per basic and diluted share, in the third quarter of 2003.

For the nine-month year-to-date period, consolidated revenues were $40.6 million, a 12.7% increase compared to $36.0 million for the first nine months of 2003.  This year’s nine-month year-to-date revenues included a 4.3% increase in comparable store sales.  Consolidated gross profit margin was 42.2% compared to a margin of 41.2% for the same period in 2003.  For the nine-month year-to-date period, consolidated net loss was $1.7 million, or $0.08 per basic and diluted share, compared to a consolidated net loss of $1.8 million, or $0.11 per basic and diluted share, for 2003.

For the thirty-one-day period ended October 31, 2004, consolidated revenues were $14.9 million, a 17.1% increase compared to $12.7 million from the same period in 2003.  This year’s thirty-one-day revenues include a 7.7% increase in comparable store sales.

Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented, “Since Halloween is such an important season for our business, we are pleased to have achieved a solid increase in comparable store sales in October.  We believe that this performance is particularly impressive considering that our October results this year follow the very strong 18.7% increase in comparable store sales that we achieved in the thirty-one-day period ended October 31, 2003.  This year our business benefited from having Halloween fall on a Sunday but we believe that a stronger Halloween marketing program, improved merchandising, good execution at the store level and improved customer service resulting from our new point-of-sale system helped us achieve these results.”

“During the third quarter we opened new stores in Citrus Park (Tampa), Florida and Augusta, Maine.  We also opened a new store in Sturbridge, Massachusetts in early October and we will open our final new store for 2004 in Plymouth, Massachusetts in early November.  This will bring the number of new stores opened in 2004 to six and we plan to open 6 to 8 additional new stores in 2005.”

“We continue to be encouraged by the sales growth realized from our new stores.  As planned, the cost to open and operate these new stores has put pressure on the consolidated costs of our entire fleet, expressed as a percentage of sales, during the third quarter.  We expect this to continue until the sales volume of those stores ramps up to maturity which has usually taken about eighteen months after opening.  Our general and administrative expenses were higher this quarter compared to the same quarter in 2003 due to additional costs incurred to support our growth.  We believe these additional costs will be leveraged as we continue to grow our business.”

 “Our third quarter loss reflects the highly seasonal nature of our business, as we have historically recorded losses in our third quarter.  Given our strong sales in October, the most important month of our fourth quarter, we currently expect the fourth quarter and full year to be profitable.”

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer which operates 43 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com.  iParty’s aim is to make throwing a successful event both stress-free and fun.  With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with a definitive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween.  iParty offers reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion.  Please visit our site at www.iparty.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings, future expectations of profitability and the industry and markets in which iParty operates.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty’s expectations or beliefs as of any date subsequent to the date of this press release.  Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, the success or failure of the Company’s efforts to implement its business strategy; the Company’s inability to obtain additional financing, if required; third-party suppliers’ failure to fulfill their obligations to the Company; unseasonable weather; intense competition; the availability of retail store space on reasonable lease terms; the failure of the Company’s systems or those of its third-party suppliers; general economic developments affecting consumer confidence or spending patterns, particularly in the New England region; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-trade companies listed on the American Stock Exchange; and government regulation of the Internet.  For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K and “Factors That May Affect Future Results” in the Company’s most recently filed Quarterly Report on Form 10-Q.

iPARTY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended		For the nine months ended
	Sep 25, 2004	Sep 27, 2003	Sep 25, 2004	Sep 27, 2003
Revenues	$13,157,546	$11,878,460	$40,554,000	$35,971,592
Operating costs:
Cost of products sold	7,897,580	7,060,170	23,454,594	21,151,729
Marketing and sales	5,276,532	4,507,919	14,367,835	12,712,371
General and administrative	1,509,548	1,279,623	4,674,898	3,780,542

Operating loss	(1,526,114)	(969,252)	(1,943,327)	(1,673,050)

Other Income	28,000	—	382,500	—

Loss before interest and income taxes	(1,498,114)	(969,252)	(1,560,827)	(1,673,050)

Interest income	271	273	1,280	1,261
Interest expense	(77,580)	(65,748)	(148,900)	(175,427)

Loss before income taxes	(1,575,423)	(1,034,727)	(1,708,447)	(1,847,216)

Income taxes	—	—	—	—

Net loss	$(1,575,423)	$(1,034,727)	$(1,708,447)	$(1,847,216)

Basic and diluted net loss per share	$(0.07)	$(0.06)	$(0.08)	$(0.11)

Weighted-average shares outstanding:
Basic and diluted	22,019,408	17,687,448	21,123,511	17,354,107

iPARTY CORP.

CONSOLIDATED BALANCE SHEETS

	Sep 25, 2004	Dec 27, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$843,362	$2,442,471
Restricted cash	592,315	533,284
Accounts receivable	838,228	487,934
Inventory, net	14,971,738	9,423,463
Prepaid expenses and other assets	833,949	483,925
Total current assets	18,079,592	13,371,077
Property and equipment, net	4,129,013	1,694,140
Other assets	106,737	86,763
Total assets	$22,315,342	$15,151,980

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,793,604	$3,095,848
Accrued expenses	3,119,325	2,306,902
Current portion of capital lease obligations	241,433	29,220
Borrowings under line of credit	6,260,579	3,760,671
Total current liabilities	17,414,941	9,192,641

Long-term liabilities:
Capital lease obligations, net of current portion	606,517	260
Other liabilities	444,932	406,209
Total long-term liabilities	1,051,449	406,469

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock - $.001 par value; 10,000,000 shares authorized,
Series A convertible preferred stock - 1,000,000 shares authorized; 0 and 1,000,000 shares issued and outstanding at September 25, 2004 and Dec 27, 2003, respectively (aggregate liquidation value of $0 at September 25, 2004)	—	1,000,000
Series B convertible preferred stock - 1,150,000 shares authorized; 507,460 and 611,080 shares issued and outstanding at September 25, 2004 and Dec 27, 2003, respectively (aggregate liquidation value of $10,149,200 at September 25, 2004)	7,551,002	9,092,870
Series C convertible preferred stock - 100,000 shares authorized, issued and outstanding (aggregate liquidation value of $2,000,000 at September 25, 2004)	1,492,000	1,492,000
Series D convertible preferred stock - 250,000 shares authorized, issued and outstanding (aggregate liquidation value of $5,000,000 at September 25, 2004)	3,652,500	3,652,500
Series E convertible preferred stock - 533,333 shares authorized; 296,667 and 389,439 shares issued and outstanding at September 25, 2004 and Dec 27, 2003, respectively (aggregate liquidation value of $1,112,500 at September 25, 2004)	1,112,500	1,460,396
Series F convertible preferred stock - 114,286 shares authorized, issued and outstanding (aggregate liquidation value of $500,000 at September 25, 2004)	500,000	500,000
Total convertible preferred stock	14,308,002	17,197,766

Common stock - $.001 par value; 150,000,000 shares authorized; 22,087,331 and 18,780,204 shares issued and outstanding at September 25, 2004 and Dec 27, 2003, respectively	22,087	18,780

Additional paid-in capital	50,445,607	47,554,621
Accumulated deficit	(60,926,744)	(59,218,297)
Total stockholders’ equity	3,848,952	5,552,870

Total liabilities and stockholders’ equity	$22,315,342	$15,151,980

Contact:

iParty Corp.

Patrick Farrell, 781-355-3717